EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                      Years Ended
 per share amounts)
                                    December 30,   December 31,  January 1,
                                           1995           1994        1994

PRIMARY

NET INCOME                             $172,361     $152,898      $  3,852

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         481,154      483,708       483,701
       STOCK OPTIONS                                                   149
                                        481,154      483,708       483,850

PRIMARY EARNINGS PER SHARE (*)         $  .3582     $  .3161      $  .0080

FULLY DILUTED

NET INCOME                             $172,361     $152,898      $  3,852
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         3,508        3,508
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                          $175,869     $156,406      $  3,852

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        481,154      483,708       483,701
        STOCK OPTIONS                                                  195
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003 (AS OF DATE OF ISSUE
          JUNE 14, 1993)                 14,557       14,557
                                        495,711      498,265       483,896


FULLY DILUTED EARNINGS PER SHARE (*)   $  .3548     $  .3139      $  .0080

(*) NOTE:  Dilution is less than 3%.  Therefore, common stock equivalents have been excluded from the total weighted average common shares.